Exhibit 5.1
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
Phone (650) 493-9300 Fax (650) 493-6811
December 16, 2005
SonicWALL, Inc.
1143 Borregas Avenue
Sunnyvale, CA 94089
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SonicWALL, Inc., a California corporation (the “Company” or “you”), with the Securities and Exchange Commission on or about December 16, 2005, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 59,589 shares of your Common Stock (the “Plan Shares”) reserved for issuance under the Lasso Logic, Inc. Common Unit Option Plan and 2005 Stock Plan (together, the “Plans”). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Plan Shares to be issued under the Plans.
     It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Plan Shares, when issued and sold in the manner described under the Plans and the agreements that accompany the Plans, will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation